PARSONS®

FIRST QUARTER 2022

Earnings Press Release

Parsons* first quarter 2022 earnings press release

Parsons Reports First Quarter 2022 Results

Q1 2022 Financial Highlights

▪	Revenue increases 9% year-over-year to $949 million, includes organic growth of 6%
▪	Strong revenue driven by Critical Infrastructure organic growth of 8% and Federal Solutions organic growth of 4%
▪	Net income increases 129% to $21 million
▪	Adjusted EBITDA increases 8% to $74 million
▪	Book-to-bill ratio of 1.0x in Q1 2022; trailing twelve-month ratio of 1.2x

Strategic Highlights

▪	Reported highest first quarter adjusted EBITDA and operating cash flow since IPO
▪	Hiring and retention momentum continues
▪	Awarded three contracts each valued at or more than $100 million
▪	Notable ESG recognition, including named as one of the world’s most ethical companies for the 13th consecutive year
▪	Reiterates fiscal year 2022 guidance

CENTREVILLE, VA – May 4, 2022, Parsons Corporation (NYSE: PSN) today announced financial results for the first quarter ended March 31, 2022.

CEO Commentary

“We delivered strong first quarter financial results and continued the momentum established in the second half of 2021. We generated healthy organic revenue growth in both business segments, reported our highest first quarter adjusted EBITDA and operating cash flow since our IPO, won three contract awards over $100 million, maintained our hiring and retention momentum, and continued to be recognized as one of the most ethical companies in the world,” said Carey Smith, chairwoman, president, and chief executive officer.

“I remain excited about our future. We are well-positioned in two growing and complementary markets with increasing importance. We also solidified our base of business by winning all major recent recompete contracts, we have over two years of revenue in backlog, and have a strong balance sheet that will enable us to continue to make ongoing organic and M&A investments to drive growth and expand margins.”

First Quarter 2022 Results

Year-over-Year Comparisons (Q1 2022 vs. Q1 2021)

Total revenue for the first quarter of 2022 increased by $74 million, or 9%, to $949 million. This increase was primarily driven by organic growth of 6% due to the ramp-up of recent contract awards. Operating income increased 39% to $36 million primarily due to recent contract awards and increased hiring activity. Net income increased to $21 million. Diluted earnings per share (EPS) attributable to Parsons was $0.19 in the first quarter of 2022, compared to $0.09 in the prior year period.

Adjusted EBITDA including noncontrolling interests for the first quarter of 2022 was $74 million, an 8% increase over the prior year period. Adjusted EBITDA margin was 7.8% in the first quarter of 2022, compared to 7.9% in the first quarter of 2021. Adjusted EPS was $0.40 in the first quarter of 2022, compared to $0.34 in the first quarter of 2021. The year-over-year adjusted EBITDA and adjusted EPS increases were driven by recent contract awards and contributions from acquisitions.

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Segment Results

Federal Solutions Segment

Federal Solutions Year-over-Year Comparisons (Q1 2022 vs. Q1 2021)

	Three Months Ended		Growth
	March 31, 2022	March 31, 2021	Dollars/ Percent	Percent
Revenue	$491,629	$452,069	$39,560	9%
Adjusted EBITDA	$42,755	$32,057	$10,698	33%
Adjusted EBITDA margin	8.7%	7.1%	1.6%	23%

First quarter 2022 revenue increased $40 million, or 9%, compared to the prior year period due to organic growth of 4% and $20 million from acquisitions. Organic revenue growth was primarily driven by the ramp-up of recent contract awards.

First quarter 2022 Federal Solutions adjusted EBITDA including noncontrolling interests increased by $11 million, or 33%. Adjusted EBITDA margin increased to 8.7% from 7.1% in the prior year period. These increases were driven primarily by recent contract awards and the impact from acquisitions.

Critical Infrastructure Segment

Critical Infrastructure Year-over-Year Comparisons (Q1 2022 vs. Q1 2021)

	Three Months Ended		Growth
	March 31, 2022	March 31, 2021	Dollars/ Percent	Percent
Revenue	$457,440	$422,628	$34,812	8%
Adjusted EBITDA	$31,493	$36,642	$(5,149)	-14%
Adjusted EBITDA margin	6.9%	8.7%	-1.8%	-21%

First quarter 2022 Critical Infrastructure revenue increased $35 million, or 8% (all organic), compared to the prior year period primarily due to the ramp-up of recent contract awards and increased hiring activity.

First quarter 2022 adjusted EBITDA including noncontrolling interests decreased by $5 million, or 14%, compared to the prior year period. Adjusted EBITDA margin decreased to 6.9% from 8.7% in the prior year period. These decreases were driven primarily by a change order, which will delay joint venture profits to future periods.

First Quarter 2022 Key Performance Indicators

▪	Book-to-bill ratio (first quarter): 1.0x on net bookings of $917 million
▪	Book-to-bill ratio (trailing twelve-months): 1.2x on net bookings of $4.5 billion.
▪	Total backlog: $8.2 billion, a 1% increase from the first quarter of 2021.
▪	Cash flow used in operating activities: $26 million, compared to cash used in operating activities of $66 million in the first quarter of 2021.
▪

Net Debt: Cash and cash equivalents were $286 million and total debt was $592 million. The company’s net debt to trailing twelve-month adjusted EBITDA leverage ratio at the end of the first quarter of 2022 was 1.0x. The company defines net debt as total debt less cash and cash equivalents.

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Significant Contract Wins

Parsons continues to win large strategic contracts in well-funded areas of national security and critical infrastructure importance. During the first quarter of 2022, the company won three single-award contracts worth approximately $100 million or more each.

▪

Awarded an option year exercise for $118 million by the U.S. General Services Administration under the Combatant Commands Cyber Mission Support contract. Under this contract, Parsons will be researching, developing, testing, and evaluating tailored cyber solutions for cyberspace operations, advanced concepts and technologies, and integrating operational platforms.

▪

Received $116 million of contract growth on Parsons’ Federal Aviation Administration (FAA) portfolio for modernizing the U.S. National Airspace System and supporting the FAA’s funding increase as part of the Infrastructure Investment and Jobs Act (IIJA).

▪

Awarded a new task order to provide testing solutions in response to the COVID-19 pandemic at Department of Homeland Security Immigration and Customs Enforcement facilities across the U.S. This award has a potential total ceiling value, including surge capacity, of more than $100 million.

▪	Won two Middle East contracts worth a combined value of over $75 million related to Saudi Arabia’s Vision 2030 to redefine urban living and Industrial Cities within the Kingdom.
▪

After the first quarter closed, we received a $149 million contract value increase on a program management contract for the Riyadh Metro program, which is largest metro system development project in the world.

▪

After the end of the first quarter of 2022, awarded a $75 million task order contract by a rail customer for a series of infrastructure projects. Parsons remains a leader in the rail transit sector, and the company is pleased to see the strong investments in the future of our nation’s rail system in the Infrastructure Investment and Jobs Act.

Additional Corporate Highlights

Parsons continues to build on its long-standing commitment to environmental, social, and governance (ESG) initiatives, which is interwoven with the company’s core values and how it operates. During the quarter, Parsons received numerous awards for its diversity and inclusion initiatives and was named as one of the world’s most ethical companies. In addition, the company named Carey Smith as chairwoman of its boad of directors and announced a partnership to address environmental contaminants.

▪

Announced that Parsons’ board of directors unanimously elected Carey A. Smith as chairwoman, effective April 14, 2022. Smith will serve as chairwoman, president, and chief executive officer. The board also elected Steven F. Leer to serve as lead independent director effective April 14, 2022.

▪

Announced that the company has entered into a collaborative agreement with Battelle Memorial Institute to combine Parsons’ unique per- and polyfluoroalkyl substances (PFAS) investigation approach and tools with Battelle’s patented PFAS analytical and site investigation tools and technologies. The combined capabilities will deliver a unique and highly advanced approach to help clients quickly, efficiently, and cost effectively investigate potential PFAS impacts and understand PFAS liabilities.

▪

Recognized as a top 50 employer by Minority Engineer Magazine. This publication selects the top companies in the country for which they would most like to work or whom they believe would provide a positive working environment for engineers who are members of minority groups.

▪

Recognized by the Human Rights Campaign with a perfect score on their 2022 Corporate Equality Index (CEI) for active support and inclusion of the lesbian, gay, bisexual, transgender, and queer (LGBTQ+) community. Parsons’ efforts in exceeding all of the CEI’s criteria earned a 100 percent ranking and the designation as one of the Best Places to Work for LGBTQ+ Equality.

▪

Recognized by The American Council of Engineering Companies of New York for our initiatives that attract, hire, and promote personal and professional growth opportunities for women, people of color, LGBTQ+ persons and other underrepresented people in the engineering industry in New York.

▪	Named by Ethisphere as one of the 2022 World's Most Ethical Companies. The company has been honored with this recognition for 13 consecutive years.

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Fiscal Year 2022 Guidance

The company is reiterating the fiscal year 2022 guidance it issued on February 23, 2022, based on its financial results for the first quarter of 2022 and its current outlook for the remainder of year. The table below summarizes the company’s fiscal year 2022 guidance.

Fiscal Year 2022 Guidance
Revenue	$3.7 billion - $3.9 billion
Adjusted EBITDA including non-controlling interest	$315 million - $345 million
Cash Flow from Operating Activities	$240 million - $280 million

Net income guidance is not presented as the company believes volatility associated with interest, taxes, depreciation, amortization and other matters affecting net income, including but not limited to one-time and nonrecurring events and impact of M&A, will preclude the company from providing accurate net income guidance for fiscal year 2022.

Conference Call Information

Parsons will host a conference call today, May 4, 2022, at 8:00 a.m. ET to discuss the financial results for its first quarter 2022.

Listeners may access a webcast of the live conference call from the Investor Relations section of the company's website at www.Parsons.com. Listeners may also access a slide presentation on the website, which summarizes the company’s first quarter 2022 results. Listeners should go to the website 15 minutes before the live event to download and install any necessary audio software.

Listeners may also participate in the conference call by dialing +1 866-987-6581 (domestic) or +1 602-563-8686 (international) and entering passcode 3582259.

A replay will be available on the company's website approximately two hours after the conference call and continuing for one year. A telephonic replay also will be available through May 11, 2022, at +1 855-859-2056 (domestic) or +1 404-537-3406 (international) and entering passcode 3582259.

About Parsons Corporation

Parsons (NYSE: PSN) is a leading disruptive technology provider in the national security and critical infrastructure markets, with capabilities across cybersecurity, missile defense, space, connected infrastructure, and smart cities. Please visit parsons.com and follow us on LinkedIn and Facebook to learn how we're making an impact.

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance.  Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control.  Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events.  Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: the impact of COVID-19; any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of addressable markets and the amount of government spending on private contractors;

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failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. government; our ability to compete effectively in the competitive  bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and investigations, which may result in material adverse judgments, settlements or other unfavorable outcomes.  These factors are not exhaustive and additional factors could adversely affect our business and financial performance.  For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2021, on Form 10-K, filed on February 23, 2022, and our other filings with the Securities and Exchange Commission.

All forward-looking statements are based on currently available information and speak only as of the date on which they are made.  We assume no obligation to update any forward-looking statements made in this presentation that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:
Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 851-4425	(571) 655-8264
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.com

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	March 31, 2022	March 31, 2021
Revenue	$949,069	$874,697
Direct cost of contracts	733,900	669,082
Equity in earnings of unconsolidated joint ventures	5,598	7,530
Selling, general and administrative expenses	185,077	187,522
Operating income	35,690	25,623
Interest income	65	98
Interest expense	(3,938)	(4,541)
Other income (expense), net	145	(1,791)
Total other income (expense)	(3,728)	(6,234)
Income before income tax expense	31,962	19,389
Income tax expense	(8,119)	(5,375)
Net income including noncontrolling interests	23,843	14,014
Net income attributable to noncontrolling interests	(3,176)	(4,975)
Net income attributable to Parsons Corporation	$20,667	$9,039
Earnings per share:
Basic	$0.20	$0.09
Diluted	$0.19	$0.09

Weighted average number shares used to compute basic and diluted EPS

(in thousands) (Unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021
Basic weighted average number of shares outstanding	103,769	102,376
Stock-based awards	780	573
Convertible senior notes	8,917	8,917
Diluted weighted average number of shares outstanding	113,466	111,866

Net income available to shareholders used to compute diluted EPS as a result of adopting the if-converted method in connection with the Convertible Senior Notes

(in thousands) (Unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021
Net income attributable to Parsons Corporation	20,667	9,039
Convertible senior notes if-converted method interest adjustment	540	528
Diluted net income attributable to Parsons Corporation	21,207	9,567

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PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents (including $28,477 and $78,514 Cash of consolidated joint ventures)	$285,622	$342,608
Restricted cash and investments	1,140	1,275
Accounts receivable, net (including $166,410 and $190,643 Accounts receivable of consolidated joint ventures, net)	646,117	598,311
Contract assets (including $8,647 and $23,498 Contract assets of consolidated joint ventures)	600,109	579,216
Prepaid expenses and other current assets (including $10,694 and $18,783 Prepaid expenses and other current assets of consolidated joint ventures)	107,978	110,941
Total current assets	1,640,966	1,632,351

Property and equipment, net (including $1,707 and $1,721 Property and equipment of consolidated joint ventures, net)	97,922	104,196
Right of use assets, operating leases	171,907	182,672
Goodwill	1,412,834	1,412,690
Investments in and advances to unconsolidated joint ventures	114,234	110,688
Intangible assets, net	188,731	207,821
Deferred tax assets	137,015	134,393
Other noncurrent assets	45,232	46,129
Total assets	$3,808,841	$3,830,940

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $57,700 and $78,558 Accounts payable of consolidated joint ventures)	$157,080	$196,286
Accrued expenses and other current liabilities (including $78,453 and $82,746 Accrued expenses and other current liabilities of consolidated joint ventures)	609,095	599,089
Contract liabilities (including $14,637 and $14,333 Contract liabilities of consolidated joint ventures)	172,932	171,671
Short-term lease liabilities, operating leases	57,197	55,902
Income taxes payable	12,551	7,836
Total current liabilities	1,008,855	1,030,784

Long-term employee incentives	15,000	15,997
Long-term debt	592,450	591,922
Long-term lease liabilities, operating leases	135,276	148,893
Deferred tax liabilities	11,793	11,400
Other long-term liabilities	94,842	94,832
Total liabilities	1,858,216	1,893,828
Contingencies (Note 12)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,347,283 and 146,276,880 shares issued; 34,942,580 and 33,331,494 public shares outstanding; 68,787,554 and 70,328,237 ESOP shares outstanding	146,348	146,277
Treasury stock, 42,617,149 shares at cost	(867,391)	(867,391)
Additional paid-in capital	2,678,761	2,684,979
Accumulated deficit	(32,858)	(53,529)
Accumulated other comprehensive loss	(6,673)	(9,568)
Total Parsons Corporation shareholders' equity	1,918,187	1,900,768
Noncontrolling interests	32,438	36,344
Total shareholders' equity	1,950,625	1,937,112
Total liabilities and shareholders' equity	$3,808,841	$3,830,940

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2022	March 31, 2021
Cash flows from operating activities:
Net income including noncontrolling interests	$23,843	$14,014
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	30,509	34,673
Amortization of debt issue costs	649	665
(Gain) loss on disposal of property and equipment	(39)	267
Provision for doubtful accounts	(3)	-
Deferred taxes	(2,566)	403
Foreign currency transaction gains and losses	882	2,220
Equity in earnings of unconsolidated joint ventures	(5,598)	(7,530)
Return on investments in unconsolidated joint ventures	11,874	13,180
Stock-based compensation	3,898	7,206
Contributions of treasury stock	13,054	13,153
Changes in assets and liabilities, net of acquisitions and newly consolidated joint ventures:
Accounts receivable	(46,690)	2,597
Contract assets	(21,212)	(31,711)
Prepaid expenses and other assets	4,496	(5,386)
Accounts payable	(39,342)	(6,658)
Accrued expenses and other current liabilities	(4,134)	(68,928)
Contract liabilities	945	(16,086)
Income taxes	4,706	1,268
Other long-term liabilities	(986)	(19,312)
Net cash used in operating activities	(25,714)	(65,965)
Cash flows from investing activities:
Capital expenditures	(4,473)	(4,449)
Proceeds from sale of property and equipment	112	164
Payments for acquisitions, net of cash acquired	-	1,064
Investments in unconsolidated joint ventures	(9,713)	(22,240)
Return of investments in unconsolidated joint ventures	644	116
Proceeds from sales of investments in unconsolidated joint ventures	-	14,300
Net cash used in investing activities	(13,430)	(11,045)
Cash flows from financing activities:
Contributions by noncontrolling interests	1,226	7
Distributions to noncontrolling interests	(8,309)	(8,989)
Repurchases of common stock	(5,548)	-
Taxes paid on vested stock	(5,771)	(2,242)
Net cash used in financing activities	(18,402)	(11,224)
Effect of exchange rate changes	425	430
Net decrease in cash, cash equivalents, and restricted cash	(57,121)	(87,804)
Cash, cash equivalents and restricted cash:
Beginning of year	343,883	487,215
End of period	$286,762	$399,411

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Contract Awards

(in thousands)

	Three Months Ended
	March 31, 2022	March 31, 2021
Federal Solutions	$456,888	$424,621
Critical Infrastructure	460,268	586,353
Total Awards	$917,156	$1,010,974

Backlog

(in thousands)

	March 31, 2022	March 31, 2021
Federal Solutions:
Funded	$1,300,476	$1,127,717
Unfunded	3,883,550	4,010,656
Total Federal Solutions	5,184,026	5,138,373
Critical Infrastructure:
Funded	2,976,099	2,956,255
Unfunded	64,660	75,498
Total Critical Infrastructure	3,040,759	3,031,753
Total Backlog	$8,224,785	$8,170,126

Book-To-Bill Ratio1:

	Three Months Ended
	March 31, 2022	March 31, 2021
Federal Solutions	0.9	0.9
Critical Infrastructure	1.0	1.4
Overall	1.0	1.2

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

[1]	Book-to-Bill ratio is calculated as total contract awards divided by total revenue for the period.

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended
	March 31, 2022	March 31, 2021
Net income attributable to Parsons Corporation	$20,667	$9,039
Interest expense, net	3,873	4,443
Income tax provision (benefit)	8,119	5,375
Depreciation and amortization (a)	30,509	34,673
Net income attributable to noncontrolling interests	3,176	4,975
Equity-based compensation (b)	3,898	6,980
Transaction-related costs (c)	2,398	2,646
Restructuring (d)	213	77
Other (e)	1,395	491
Adjusted EBITDA	$74,248	$68,699

(a)

Depreciation and amortization for the three months ended March 31, 2022, is $26.2 million in the Federal Solutions Segment and $4.3 million in the Critical Infrastructure Segment.  Depreciation and amortization for the three months and year ended March 31, 2021, is $30.1 million in the Federal Solutions Segment and $4.6 million in the Critical Infrastructure Segment.

(b)	Includes compensation related to cash-settled awards.
(c)	Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(d)	Reflects costs associated with and related to our corporate restructuring initiatives.
(e)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

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PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

	Three months ended
	March 31, 2022	March 31, 2021
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$42,638	$31,982
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	117	75
Federal Solutions Adjusted EBITDA including noncontrolling interests	$42,755	$32,057

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	28,315	31,657
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	3,178	4,985
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$31,493	$36,642

Total Adjusted EBITDA including noncontrolling interests	$74,248	$68,699

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except per share information)

	Three Months Ended
	March 31, 2022	March 31, 2021
Net income attributable to Parsons Corporation	$20,667	$9,039
Acquisition related intangible asset amortization	20,090	24,524
Equity-based compensation (a)	3,898	6,980
Transaction-related costs (b)	2,398	2,646
Restructuring (c)	213	77
Other (d)	1,395	491
Tax effect on adjustments	(6,672)	(8,820)
Adjusted net income attributable to Parsons Corporation	41,989	34,937
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	103,769	102,376
Weighted-average number of diluted shares outstanding (e)	104,548	102,949
Adjusted net income attributable to Parsons Corporation per basic share	$0.40	$0.34
Adjusted net income attributable to Parsons Corporation per diluted share	$0.40	$0.34

(a)	Includes compensation related to cash-settled awards.
(b)	Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)	Reflects costs associated with and related to our corporate restructuring initiatives
(d)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(e)	Excludes dilutive effect of convertible senior notes due to bond hedge.

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PARSONS CORPORATION

Historical Quarterly Revenue by New Business Units

(in thousands)

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Revenue
Defense & Intelligence	$346,233	$351,089	$343,151	$308,389	$311,102
Engineered Systems	145,396	142,926	156,140	134,286	140,967
Federal Solutions revenues	491,629	494,015	499,291	442,675	452,069
Mobility Solutions	294,786	293,498	293,799	295,825	281,596
Connected Communities	162,654	163,155	162,960	140,856	141,032
Critical Infrastructure revenues	457,440	456,653	456,759	436,681	422,628
Total Revenue	$949,069	$950,668	$956,050	$879,356	$874,697

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